Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this “Second Amendment”) is made and entered into as of the 6th day of August, 2008, by and among

(i) RADIAN GROUP INC., a Delaware corporation, and its successors and assigns (the “Borrower”);

(ii) THE FINANCIAL INSTITUTIONS as signatory lender parties hereto and their successors and assigns (collectively, the “Lenders”, with each individually a “Lender”);

(iii) KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent for the Lenders under the Credit Agreement (as defined below), and its successors and assigns (the “Administrative Agent”); and

(iv) KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Collateral Agent for the Lender Parties, as defined in the Credit Agreement, and its successors and assigns (the “Collateral Agent”).

Recitals:

A. The Borrower, the Lenders, the Administrative Agent and certain other parties are the parties to that certain Credit Agreement dated as of December 13, 2006, as amended by that certain Limited Conditional Waiver Agreement dated April 9, 2008, as further amended by that certain First Amendment to Credit Agreement dated as of April 30, 2008 (the “Credit Agreement”), pursuant to which, inter alia, the Lenders agreed, subject to the terms and conditions thereof, to advance Loans (as this and other capitalized terms used herein and not otherwise defined herein are defined in the Credit Agreement) to the Borrower.

B. As of the date hereof, the aggregate unpaid principal balance of Revolving Loans is Two Hundred Million Dollars ($200,000,000).

G. The Borrower has requested certain modifications to the Credit Agreement, and, subject to the terms and conditions of this Second Amendment, the Lenders have agreed to grant such request.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements hereinafter set forth, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, intending to be legally bound, hereby agree as follows:

1. Amendment to Credit Agreement.

(a) Effective as of the Second Amendment Effective Date (defined below), the aggregate amount of the Commitments shall be permanently reduced from $250,000,000 to $150,000,000 and the last sentence of the definition of “Commitment” in Section 1.01 (defined Terms) of the Credit Agreement is amended and restated in its entirety to provide: “The aggregate amount of the Commitments as of the Second Amendment Effective Date is $150,000,000.”

(b) The amount of each Lender’s Commitment as of the Second Amendment Effective Date is set forth on the amended and restated Schedule 2.01(a) hereto, which replaces the existing Schedule 2.01(a) to the Credit Agreement.

(c) The definition of “Full Pay-Down Issuance” in Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

“Full Pay-down Issuance” means the issuance (or series of related issuances consummated during a period of not more that fifteen (15) days) of Equity Interests in the Borrower under which both (a) the Net Proceeds of such issuance (or such series of related issuances) are in an amount that equals or exceeds the Total Outstanding Amount on the close of business of the Business Day immediately preceding the date of such issuance (or the date of the first issuance in such series of related issuances) and (b) immediately upon receipt of such Net Proceeds, pursuant to Section 2.11(b)(ii)(A)(y), the Borrower pays to the Administrative Agent an amount equal to 100% of such Net Proceeds to the extent necessary to prepay the Total Outstanding Amount in full.

(d) Section 2.09(d) (Termination or Reduction of Commitments) is amended and restated in its entirety to provide as follows:

(d) Until such time as the Total Commitment has been reduced to $100,000,000, the Commitment of each Lender shall be reduced permanently, without premium or penalty, at the time that any mandatory prepayment of Revolving Loans would be made pursuant to Section 2.11(b) if the Revolving Loans of such Lender were then outstanding in the full amount of such Lender’s Commitment then in effect, in an amount equal to the required prepayment of principal of such Lender’s Revolving Loans that would be required to be made in such circumstance. Any such reduction shall apply to reduce proportionately and permanently the Commitment of each of the Lenders. The Borrower will provide at least three Business Days’ (or such shorter period to which the Administrative Agent may in its discretion agree in writing) prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent of any reduction of the Commitments pursuant to this Section 2.09(d), specifying the date and amount of the reduction.

(e) Paragraph (ii) of Section 2.11(b) (Mandatory Prepayments) is amended and restated in its entirety to provide as follows:

(ii) (A) If at any time: the Borrower or any Subsidiary (for the purposes of this clause (A), the “Initial Subsidiary”) (x) receives Net Proceeds of a Prepayment Sale, or (y) receives Net Proceeds of any sale or issuance of Equity Interests, convertible, trust preferred and other so-called ‘hybrid’ securities, or Debt securities or other incurrence of Debt of the type described in clauses (a) and (b) of the definition of such term, other than (I) Debt under this Agreement, (II) all net obligations of the Borrower or any Subsidiary under any Hedging Agreement, (III) Debt of the Borrower or any Subsidiary to any Subsidiary or the Borrower, (IV) Debt permitted pursuant to Section 6.01 of this Agreement (other than pursuant to clause (ix) thereof), (V) Equity Interests issued to management personnel, directors, consultants, or advisors of, or pursuant to an employee incentive plan of, the Borrower or a Subsidiary, and (VI) Equity Interests issued to the Borrower or a Subsidiary, then, in the case of either clause (x) or (y) above, immediately upon receipt thereof, the Borrower shall pay to the Administrative Agent, an amount equal to 100% of the Net Proceeds from such sale, issuance, incurrence or Prepayment Sale (or such lesser amount that is sufficient to pay in full the Total Outstanding Amount on such date), which payment shall be applied as a mandatory prepayment of the principal of the Revolving Loans as provided in this Section 2.11; provided however, that if the Initial Subsidiary or any Subsidiary that is the direct or indirect parent of such Initial Subsidiary (an “Intervening Subsidiary”) is an Insurance Subsidiary, the amount of such prepayment shall be reduced by the portion of such Net Proceeds that, if paid by, as applicable, the Initial Subsidiary or an Intervening Subsidiary to, as applicable, the Borrower or an Intervening Subsidiary as a dividend or other distribution or expense reimbursement, would (1) violate any Applicable Regulatory Law (as defined in the

Facility Security Agreement) or contravene any directive of an Applicable Insurance Regulatory Authority for the Initial Subsidiary or such Intervening Subsidiary or (2) in the judgment of the Administrative Agent, based on evidence provided to the Administrative Agent by the Rating Agencies, cause a material adverse effect on the financial strength rating of, as applicable, the Initial Subsidiary or such Intervening Subsidiary.

(B) The Borrower shall make commercially reasonable best efforts to cause any applicable Insurance Subsidiary, (i) to obtain the approval, to the extent required for the payment to the Borrower or any Intervening Subsidiary of any such Net Proceeds, of the Applicable Insurance Regulatory Authority for such Insurance Subsidiary, and (ii) to take such actions as may reverse the Rating Agencies’ determination that the payment to the Borrower or any Intervening Subsidiary of any such Net Proceeds would have a material adverse effect on the financial strength rating of such Insurance Subsidiary. For purposes of the foregoing sentence only, “commercially reasonable best efforts” shall be deemed to mean a diligent and good faith effort on the part of the Borrower to comply with the foregoing requirements but shall not include (i) the expenditure of material unreimbursed expenses by the Borrower or such Insurance Subsidiary, (ii) any additional material investments in or loans to any Person by the Borrower or such Insurance Subsidiary, (iii) the instigation of formal judicial action against any Person or (iv) the movement or reorganization of assets (including Equity Interests) or liabilities, to the extent such movement or reorganization would not be immaterial or non-burdensome to the business of the Borrower.

(C) To the extent that any of the above-described conditions (relating to Applicable Regulatory Laws, directives of Applicable Insurance Regulatory Authorities or financial strength ratings) reduces the amount of a prepayment that would otherwise be payable pursuant to the provisions of this clause (ii) (each a “Reduced Prepayment”) ceases to exist as to all or any portion thereof (and such Reduced Prepayment would not be prevented by another such condition then existing), the Borrower shall promptly (and in any event within 15 days of such cessation) pay such Reduced Prepayment (or the portion thereof to which such conditions cease to apply) to the Administrative Agent for application as a mandatory prepayment of the principal of the Revolving Loans as provided in this Section 2.11.

2. Consent.

(a) Subject to the terms and conditions of this Second Amendment, including, without limitation, Paragraph 3, below, the Lenders hereby consent to the transfer from time to time of some or all of the Equity Interests of (i) Radian Asset Assurance Inc. (“RAA”) (with any or all of its Subsidiaries as of the date hereof (which the Borrower represents and warrants are the same as are identified on the corporate structure chart attached hereto as Annex I) to the Borrower or to Radian Guaranty Inc. (“Radian Guaranty”) and (ii) if such transfer is made to Radian Guaranty, also Radian Asset Securities Inc. (“RASI”) to Radian Guaranty, including, in each case, by way of dividend, contribution or otherwise, without any Collateral Agent determination that otherwise would be required by Section 6.05 of the Credit Agreement or any other provision of the Credit Agreement to the contrary. For the sake of clarity, if the Borrower determines that it is in its best interest to cause some or all of the Equity Interests of RAA to be distributed to it and then contributed to Radian Guaranty (or some other transfer arrangement whereby the Equity Interests of RAA are held for a time by the Borrower as part of the transfer process), the Equity Interests of RAA held by the Borrower will not be required to be pledged pursuant to the Loan Documents; provided, however, that if the Equity Interests of RAA are transferred to the Borrower and held for a period in excess of twenty (20) Business Days (or such longer period as the Collateral Agent may agree to in its sole discretion), the Borrower shall, promptly thereafter, grant a perfected first priority security interest in such Equity Interests of RAA and the Equity Interests of RASI to, as applicable, the Collateral Trustee or the Collateral Agent, in each case pursuant to Section 2.21(a) of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that until such perfected first priority security interest is granted after the expiration of such twenty (20) Business Day period (or such longer period as the Collateral Agent may agree to in its sole discretion), neither the Collateral Agent nor the Collateral Trustee shall be construed to have a security interest in such Equity Interests.

Prior to effecting the transfer of any Equity Interests of RAA or RASI, the Borrower shall cause the Collateral Agent to receive (i) a perfected first priority security interest in any and all of the Equity Interests of Sherman held by Radian Asset Management Inc. (which shall be documented in a pledge agreement reasonably satisfactory in form and substance to the Collateral Agent) and (ii) evidence satisfactory to the Collateral Agent that the limited liability company agreement of Sherman has been amended or any necessary consents thereunder have been obtained, such that the forgoing security interest and pledge are permissible thereunder and do not breach such limited liability company agreement or any other agreement to which such Equity Interests are subject. It is understood that the Collateral Agent shall release its Lien on such Equity Interests of Sherman at such time as such Equity Interests are sold so long as such sale is made in accordance with the terms of this Agreement and the proceeds are used in a manner consistent with this Agreement, including, if applicable, the repayment of the Revolving Loans and reduction of the Total Commitment.

The Borrower agrees that, within fifteen (15) days after the date on which the Equity Interests of RAA (and if applicable RASI) are initially so transferred (or such longer period as the Collateral Agent may agree to in its sole discretion), the Borrower shall grant to, as applicable, the Shared Collateral Trustee (if, after giving effect to such transfer, Enhance Financial remains a Designated Subsidiary) or the Collateral Agent (if, after giving effect to such transfer, Enhance Financial has ceased to be a Designated Subsidiary), a perfected first priority security interest in any and all of the capital stock of Enhance Financial that is then owned by the Borrower, in each case pursuant to Section 2.21(a) of the Credit Agreement (it being understood that (i) such fifteen (15) day or longer period shall replace the various time deadlines provided for in Section 2.21(a) of the Credit Agreement and (ii) so long as RASI’s sole purpose remains being the obligor and obligee under put options relating to RAA’s ‘soft capital’ money market committed trust securities programs (as those programs are documented on the date hereof, or modified hereafter with the reasonable approval of the Administrative Agent, and more fully described in Section 8 on page 197 of the Borrower’s 2007 Form 10-K filed with the SEC on March 14, 2008), the Borrower shall not be required to take any of the actions described in Section 2.21(a) of the Credit Agreement with respect to the Equity Interests of RASI).

The Lenders hereby further consent that, following the completion of the transactions described above, the Borrower or Radian Guaranty may, at a later date, return the ownership of RAA and RASI, through a subsequent transaction or series of transactions, back in accordance corporate structure chart attached hereto as Annex I, so long as (i) the Borrower shall give the Administrative Agent at least fifteen (15) days prior written notice of such transaction or series of transactions and (ii) such transaction or series of transactions is conducted such that the Borrower shall be in full compliance with the various requirements of the Credit Agreement and the Security Documents (including, without limitation, any supplemental documentation necessary for the Borrower to be in compliance with the terms thereof). For the purposes of clarity, it is understood that in any such supplemental transaction or series of transactions, the Borrower shall have the benefit of the twenty (20) Business Day (or longer period to which the Collateral Agent may agree in its sole discretion) grace period described in the first paragraph of this sub-paragraph (a).

(b) The consent provided for pursuant to sub-paragraph (a) above, (i) is limited to its express terms, (ii) shall not be deemed to be a consent to any other action of the Borrower, (iii) is not intended to, and shall not, establish any course of dealing between or among any or all of the Borrower, the Agents, and the Lenders that is inconsistent with the express terms of the Credit Agreement, and (iv) shall not be construed as an agreement or understanding by any or all of the Agents and the Lenders to grant any other consent or other accommodation in the future with respect to any provision of the Credit Agreement or any of the other Loan Documents.

3. Amendment Effective Date; Conditions Precedent. The amendment set forth in Paragraph 1, above, and the consent set forth in Paragraph 2, above, shall not be effective unless and until the later of the date on which all of the following conditions precedent have been satisfied and the date when the Escrow Period has terminated without the delivery of a Rescission Notice (defined below) (such date of effectiveness being the “Second Amendment Effective Date”):

(a) Officer’s Certificate. On the date hereof, the Second Amendment Effective Date and after giving effect to the amendment set forth in Paragraph 1, above, and the consent set forth in Paragraph 2, above, (i) there shall exist no Default, and a Senior Officer, on behalf of the Borrower, shall have delivered to the Administrative Agent written confirmation thereof dated as of the date hereof and the Second Amendment Effective Date, and (ii) the representations and warranties of the Borrower under Article 3 of the Credit Agreement shall have been reaffirmed in writing as being true and correct in all material respects as of the date hereof and the Second Amendment Effective Date (unless and to the extent that any such representation and warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Second Amendment. The Administrative Agent (or its counsel) shall have received from the Borrower and the Required Lenders either (i) a counterpart of this Second Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Second Amendment) that such party has signed a counterpart of this Second Amendment.

(c) Corporate Authorization. The Borrower shall have delivered to the Administrative Agent a copy, certified by its Secretary or Assistant Secretary, of its Board of Directors’ resolutions authorizing the execution and delivery of this Second Amendment and the transactions contemplated hereby.

(d) Prepayment of Revolving Loans. On or before the date hereof, the Borrower shall have deposited with the Administrative Agent, in immediately available funds, for application to the Revolving Loans, such amount as is required to reduce the total outstanding principal amount of the Loans to $150,000,000.

(e) Arranger Fees; Agent Expenses. The Borrower shall have paid or caused to be paid to (i) KeyBank National Association, in its capacity as lead arranger, for its own account, the fee payable pursuant to the fee letter agreement dated July 28, 2008 and (ii) the Administrative Agent and the Collateral Agent all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of the Special Counsel) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document or under said fee letter agreement.

(f) Legal Matters. All legal matters incident to this Second Amendment and the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Squire, Sanders & Dempsey L.L.P., Cleveland, Ohio, special counsel to the Administrative Agent and the Collateral Agent (the “Special Counsel”).

(g) Other Matters. The Administrative Agent and the Lenders shall have received such other certificates, opinions and documents, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request.

Notwithstanding the foregoing, the Borrower may deliver its signature page and other items referred to in this Paragraph 3 (other than clause (e) hereof) to the Administrative Agent in escrow for a period not to exceed 90 days from the date of this Second Amendment (the “Escrow Period”). If prior to the expiration of the Escrow Period, the Borrower shall notify the Administrative Agent in writing (a “Rescission Notice”) that the Borrower has failed to obtain the approval of each of the Pennsylvania Insurance Department, the New York State Insurance Department, the Financial Services Authority, The Federal Home Loan Mortgage Corporation (“Freddie Mac”) and The Federal National Mortgage Association (“Fannie Mae”) (collectively, the “Approval Parties”), for the transfer of Equity Interests of RAA contemplated by Paragraph 2(a) above, this Second Amendment (other than Paragraphs 5 and 6 hereof which shall be effective on the date hereof) shall be null and void and of no effect, and the Administrative Agent shall return the items so deposited in escrow to the Borrower, and if no Rescission Notice is delivered, upon the expiration of the Escrow Period this Second Amendment shall immediately become effective. Any time during the Escrow Period that the Borrower shall obtain such required approvals from the Approval Parties, or it shall be determined by the Borrower that such approvals (including those relating to “Tier I” status as described below) shall no longer be required for any reason, the Borrower shall immediately so notify the Administrative Agent; and this Second Amendment shall immediately become effective (it being understood that the failure to notify the Administrative Agent shall in no way limit the effectiveness of this Second Amendment at the end of the Escrow Period if no Rescission Notice is delivered). For purposes of this paragraph, the approval of Fannie Mae and Freddie Mac shall be deemed to have been obtained unless the Borrower or Radian Guaranty is informed by such Person that it no longer considers Radian Guaranty a “Tier I” mortgage insurer under its applicable eligibility guidelines, in which case approval shall be deemed not to have been obtained. For the avoidance of doubt, it is understood and agreed that the provisions of this Second Amendment, other than Paragraphs 5 and 6, (including, without limitation, Paragraphs 1 and 2 hereof) shall not be effective until the Second Amendment Effective Date.

4. No Modifications. Except as expressly provided in this Second Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain unchanged and in full force and effect.

5. Confirmation of Obligations; Release.

(a) The Borrower hereby confirms that the Borrower is indebted to the Lenders for the Loans in the amounts and as of the date set forth in Recital B, above, and is also obligated to the Lenders in respect of other obligations as set forth in the Credit Agreement and the other Loan Documents. The Borrower further acknowledges and agrees that as of the date hereof, it has no claim, defense or set-off right against any Lender or the Administrative Agent of any nature whatsoever, whether sounding in tort, contract or otherwise, and has no claim, defense or set-off of any nature whatsoever to the enforcement by any Lender or the Administrative Agent of the full amount of the Loans and other obligations of the Borrower under the Credit Agreement and the other Loan Documents.

(b) Notwithstanding the foregoing, to the extent that any claim, cause of action, defense or set-off against any Lender or the Administrative Agent or their enforcement of the Credit Agreement, any note, or any other Loan Document, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of the

Lenders’ and the Administrative Agent’s entering into this Second Amendment, the Borrower irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof.

6. Administrative Agent’s Expense. The Borrower agrees to reimburse the Administrative Agent promptly for its reasonable documented out-of-pocket costs and expenses incurred in connection with this Second Amendment and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of the Special Counsel.

7. Governing Law; Binding Effect. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns.

8. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Second Amendment by delivering by facsimile or email transmission a signature page of this Second Amendment signed by such party, and any such facsimile or email signature shall be treated in all respects as having the same effect as an original signature. Any party delivering by facsimile or email transmission a counterpart executed by it shall promptly thereafter also deliver a manually signed counterpart of this Second Amendment.

9. Miscellaneous.

(a) Upon the effectiveness of this Second Amendment, this Second Amendment shall be a Loan Document.

(b) The invalidity, illegality, or unenforceability of any provision in or Obligation under this Second Amendment in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Second Amendment or of such provision or obligation in any other jurisdiction.

(c) This Second Amendment and all other agreements and documents executed in connection herewith have been prepared through the joint efforts of all of the parties. Neither the provisions of this Second Amendment or any such other agreements and documents nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party’s counsel drafted this Second Amendment or such other agreements and documents, or based on any other rule of strict construction. Each of the parties hereto represents and declares that such party has carefully read this Second Amendment and all other agreements and documents executed in connection herewith and therewith, and that such party knows the contents thereof and signs the same freely and voluntarily. The parties hereby acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Second Amendment and all other agreements and documents executed in connection therewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

10. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS SECOND AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SECOND AMENDMENT,

THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECOND AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have hereunto set their hands as of the date first above written.

BORROWER

RADIAN GROUP INC.

By:	/s/ Terry Latimer
Name:	Terry Latimer
Title:	Treasurer and Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as
Administrative Agent, Collateral Agent and Lender

By:	/s/ Thomas J. Purcell
Name:	Thomas J. Purcell
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Mark M. Cisz
Name:	Mark M. Cisz
Title:	Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Troy Jefferson
Name:	Troy Jefferson
Title:	Vice President/Principal

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Michael J. Kingsley
Name:	Michael J. Kingsley
Title:	Vice President

CITIBANK, N.A., as Lender

By:	/s/ Binbin Li
Name:	Binbin Li
Title:	Senior Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ H.G. Wheelock
Name:	H.G. Wheelock
Title:	Senior Vice President

BEAR STEARNS CORPORATE LENDING INC., as Lender

By:	JPMorgan Chase Bank, N.A.,
authorized signatory

By:	/s/ Mark M. Cisz
Name:	Mark M. Cisz
Title:	Executive Director

FIFTH THIRD BANK, as Lender

By:	/s/ Randolph J. Stierer
Name:	Randolph J. Stierer
Title:	Vice President

THE ROYAL BANK OF SCOTLAND plc, as Lender

By Greenwich Capital Markets, Inc., as agent

By:	/s/ George Urban
Name:	George Urban
Title:	VP

Schedule 2.01(a)

Commitment Schedule

Name of Lender	Commitment
KeyBank National Association	$28,125,000
JPMorgan Chase Bank, NA	$20,625,000
Wells Fargo Bank, National Association	$20,625,000
The Northern Trust Company	$15,000,000
Citibank, N.A.	$13,125,000
Bank of America, N.A.	$13,125,000
Bear Sterns Corporate Lending Inc.	$13,125,000
The Royal Bank of Scotland plc	$13,125,000
Fifth Third Bank	$13,125,000

Total	$150,000,000

Annex I

Current Subsidiaries of the Borrower